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                                                                       Exhibit 5

                                 PROMISSORY NOTE

                                                             Boca Raton, Florida
$501,000.00                                                  July   , 2003
                                                                  --

     All American Companies, Inc., a Delaware corporation (the "Maker"), promises to pay to the order of Mark Glatz and Mark Mendelson (collectively, the "Payee") the principal sum of $501,000 in lawful money of the United States of America (this "Note"), on the terms and conditions described below.

     1. Payment. The Maker shall pay the Payee the outstanding principal balance under this Note together with accrued interest in an amount equal to the minimum amount of interest, calculated as of the date hereof, that qualifies as "Adequate Stated Interest" as defined under (S) 1274 (c)(2) of the Internal Revenue Code of 1986, as amended and any and all other amounts due and owing under this Note in twenty four consecutive monthly payments commencing on August 15, 2003 and on the 15th day of each month thereafter. The first eighteen monthly payments shall consist of principal payments of $23,375.00 plus accrued and unpaid interest through the date of payment, and the remaining six monthly payments of $13,375.00 plus accrued and unpaid interest through the date of payment, together with any and all other amounts due and owing under this Note. Payee shall also receive, in addition to the monthly payment as set forth above, a lump sum principal payment of $36,000 on August 31, 2003 provided Payee performs and cooperates in making a satisfactory transition to Purchaser (the "Lump Sum Payment"). Upon delivery of the Lump Sum Payment, then the last six
(6) monthly principal payments shall be reduced to from $13,375.00 per month to $7,375.00 per month. All payments shall be made via wire transfer in accordance with written instructions provided by Payee which may be changed only with joint written consent of Mark Mendelson and Mark Glatz. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys' fees, then to accrued and unpaid interest and then to the reduction of the unpaid principal balance of this Note.

     2. Prepayments. This Note may be prepaid at any time and from time to time, in whole or in part, without premium or penalty.

     3. Stock Purchase Agreement. This Note is issued pursuant to, and subject to the terms and conditions of the Stock Purchase Agreement entered into between the Maker and the Payee.

     4. Events of Default. Each of the following shall constitute an "Event of Default":

          a) Failure by Maker to make any payment due under this Note when due.

          b) The commencement by Maker or any of its material affiliates, of a voluntary case under the Federal Bankruptcy Code, as now

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               constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of any property belonging to Maker or any of its material affiliates, or the making by it of any assignment for the benefit of creditors.

          c) The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker or any of its material affiliates, in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of property belonging to Maker or any of its material affiliates, or ordering the winding-up or liquidation of the affairs of Maker or any of its material affiliates, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

          d) A sale or transfer of all or substantially all of the assets of the Maker or any of its material affiliates, except for a transfer or sale to First Chesapeake Financial Corporation, a Virginia corporation ("FCFC").

          e) A change in the ownership of more that fifty percent (50%) of the outstanding voting securities of Maker, except if such change of ownership occurs as a result of a merger or other transaction with FCFC.

          f) A material default by Maker in any agreement to which it is a party which is likely to have a substantial and material detrimental effect on the financial condition of Maker.

          g) If Maker fails, under that certain Escrow Agreement by and among Maker, Payee, Klehr, Harrison, Harvey, Branzburg & Ellers LLP, as Escrow Agent, and the other parties named therein ("Escrow Agreement"), to timely satisfy the Release Conditions, as defined in the Escrow Agreement.

     5. Remedies.

          a) Upon the occurrence of an Event of Default specified in Paragraph 4(a), 4(f) and 4(g) Payee may, by written notice to Maker, declare this Note to be in default, and if the default is not cured within ten (10) days after written notice is given Payee to Make of such default, then the entire outstanding principal amount of this Note,

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               together with all accrued and unpaid interest and all other amounts payable hereunder, shall become immediately due and payable.

          b) Upon the occurrence of an Event of Default specified in Paragraphs 4(b), 4(c), 4(d) and 4(e) the unpaid principal balance of and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

     6. Upon Maker's default of the terms of this note, Maker shall pay to the Payee such amounts as shall have been reasonably incurred by the Payee as costs and expenses of collection, including attorneys' fees.

     7. Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery, or (iv) sent by facsimile, to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to the Payee:               With a copy to:

Mark Mendelson                 Klehr, Harrison, Harvey, Branzburg & Ellers, LLP
541 Hamilton Street            260 South Broad Street
Allentown, PA 18101            Philadelphia PA 19102
Facsimile: 610-520-0201        Attn: William A. Harvey, Esq.
                               Facsimile: 215-668-6603

And to:

Mark Glatz
7010 Redcoat Drive
Flourtown, PA  19031
Facsimile: 215-836-4485

If to Maker:                   With copy to:

All American Companies, Inc.   Hatch & Doty, P.A.
999 Yamato Road, Suite 100     1701 A-1-A Highway, Suite 220
Boca Raton, Florida 33431      Vero Beach, Florida 32963
Attn:  Tony Sharma             Attn:  Ira Hatch, Esq.
Facsimile:  561-862-0135       Facsimile:  772-234-8299

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation,
(iii) the date reflected on a signed delivery receipt, or (iv) two (2) business days following tender of delivery or dispatch by express mail or delivery service.

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     8. Governing Law; Jurisdiction; Venue. This Note shall be governed by the laws of the State of Delaware without regard to its conflicts of laws principles, and any and all actions shall be brought in the State of Delaware. To the extent permitted by law, each party hereby expressly submits and consents in advance to such exclusive jurisdiction in any such action or proceeding and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such party at the address to which notices are to be sent pursuant to this Agreement. The exclusive choice of forum set forth in this Section shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction.

     9. Guaranty. This Note is guaranteed by Tony Sharma by virtue of a Guaranty and Suretyship agreement of even date.

     10. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by its authorized officer as of the day and year first above written.

Maker:
ALL AMERICAN COMPANIES, INC.
a Delaware corporation


By:
    ---------------------------------
Name:
Title:

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